Exhibit 99.1

TrueCar Announces Appointment of Jill Angel as Chief Operating Officer
SANTA MONICA, Calif., August 16, 2024 /PRNewswire/ -- TrueCar, Inc., (NASDAQ:TRUE), the easiest, most efficient and transparent online destination for buying and selling new and used vehicles, today announced that its Chief People Officer & Operations, Jill Angel, has been appointed as Chief Operating Officer, effective immediately. In this position, Ms. Angel is expected to continue to play a significant role in TrueCar’s efforts to meet its long-term operational goals and oversee TrueCar’s sales operations, dealer services and people function. Ms. Angel will continue reporting to TrueCar’s President and Chief Executive Officer, Jantoon Reigersman.
“We are thrilled by the opportunity to recognize Jill’s contributions to TrueCar,” said Mr. Reigersman. “This appointment comes at a critical time for the company as we look to expand our TrueCar+ pilot to allow more consumers to purchase cars completely online while we simultaneously strive to activate new dealers to our platform and reduce dealer churn. We believe Jill will be instrumental to these efforts as Chief Operating Officer,” he added.
Ms. Angel joined TrueCar in April 2022 as Chief People Officer. Her role was expanded in August 2023 to include oversight of TrueCar’s sales operations and dealer services. Before joining TrueCar, Ms. Angel gained extensive experience in human resources, operations and e-commerce, including as Executive Vice President of People at Leaf Group, Ltd., a diversified Internet, media and e-commerce company, and as Vice President of Operations at Saatchi Art, an online art gallery subsequently acquired by Leaf Group. Prior to Leaf Group, she held operations roles with Cocodot and Swirl. She also held e-commerce roles with GSI Commerce Solutions and customer service and finance roles with DHL and Airborne Express.
“Focusing on the operational and people functions of the company has been an especially rewarding part of my time at TrueCar,” said Ms. Angel, “I look forward to continuing the progress the team has made as we work to reach TrueCar’s long-term goals.”
About TrueCar
TrueCar is a leading automotive digital marketplace that lets auto buyers and sellers connect to our nationwide network of Certified Dealers. With access to an expansive inventory provided by our Certified Dealers, we are building the industry’s most personalized and efficient auto shopping experience as we seek to bring more of the process online. Consumers who visit our marketplace will find a suite of vehicle discovery tools, price ratings and market context on new, used and Certified Pre-Owned vehicles. When they are ready, shoppers in TrueCar's marketplace can connect with a Certified Dealer in our network, who shares our belief that truth, transparency and fairness are the foundation of a great auto shopping experience. As part of our marketplace, TrueCar powers auto-buying programs for over 250 leading brands, including AARP, Sam’s Club, Navy Federal Credit Union and American Express.

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TrueCar Contact:
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